Exhibit (e)1.2

LETTER AGREEMENT

Russell Financial Services, Inc.

909 A Street

Tacoma, WA 98402

Re:	Distribution Agreement

Pursuant to Introductory Section 1 of the Amended and Restated Distribution Agreement between Russell Investment Company (“RIC”) and Russell Financial Services, Inc. (“RFS”), dated April 21, 2009, RIC advises you that it is creating a new fund to be named the Russell Commodity Strategies Fund (the “New Fund”). RIC desires RFS to serve as Distributor with respect to the Shares of the New Fund pursuant to the terms and conditions of the Amended and Restated Distribution Agreement. The fees to be charged the Fund in return for the Distributor’s services are the same as in the Distribution Agreement.

Please indicate your acceptance to act as Distributor with respect to each Class of the New Fund by executing this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Accepted this ____ day of ______________.

RUSSELL FINANCIAL SERVICES, INC.

By:
Greg J. Stark
President